[____________]
[____________________]
c/o Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Dear [____________]:
Air Transport Services Group, Inc., a Delaware corporation ("ATSG"), and the Board of Directors of ATSG (the "Board") are not necessarily opposed to any merger proposal or acquisition attempt by third parties. We recognize, and insist that our executives recognize, that in such matters our responsibility is to serve the best interests of our shareholders in maximizing the worth and potential of their investment. However, ATSG, as a publicly held corporation, must be aware that insofar as it or any of its subsidiaries may be the subject of acquisition attempts, such attempts do raise the possibility of a change in control of ATSG or your employer. It further recognizes that such a possibility can breed uncertainties as to the continued tenure and fair treatment of key executives regardless of their value to ATSG and/or its subsidiaries and their individual merit. ATSG is concerned that the possibility of acquisition attempts and a change in control can have an adverse effect on its retention of key management personnel, and that such acquisition attempts can make it difficult for such personnel to function most effectively in the best interests of ATSG, its subsidiaries and the shareholders of ATSG. In light of these concerns, the Board has determined that it is appropriate to offer additional security to certain key management personnel to better enable them to function effectively without distraction in the event that uncertainties as to the future control of ATSG and/or a Relevant Subsidiary (as defined below) should arise.
Therefore, to induce you to remain in the employ of the Company (as defined below) and to encourage a high level of effective management in the best interests of ATSG, its subsidiaries and the shareholders of ATSG, this letter agreement sets forth certain benefits which ATSG agrees will be provided to you if your employment with the Company should be terminated other than for cause, or by death, disability or normal retirement, subsequent to a "change in control" (as defined and set forth in this Agreement) of the Company. As the purpose of this Agreement is to provide you with stability of job tenure without being discriminated against because of activities on behalf of ATSG, its subsidiaries and the shareholders of ATSG in the face of a possible "change in control" or in the alternative to provide you with certain defined severance benefits in the face of termination without cause or upon discriminatory treatment after a "change in control," the provisions of this Agreement with regard to benefits shall not apply unless and until a "change in control" occurs. Further, the benefits set forth in Section 7 of this Agreement will not be provided if your employment with the Company terminates, even after a "change in control" and during the term of this Agreement, because of death, normal retirement, disability, "for cause" or because of voluntary termination by you without "good reason" as they are defined herein.
For all purposes under this Agreement: (a) any reference to a "termination of employment" (or any similar form of that term) shall mean a "separation from service," within

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the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; (b) "Subsidiary" shall mean any entity with whom ATSG would be considered a single employer under Section 414(b) or 414(c) of the Code; and (c) "Company" shall mean ATSG and its Subsidiaries.
1.    Term. This Agreement will at all times have a four-year term. At such time as either you or ATSG give written notice to the other party that this Agreement is to be terminated (such notice on your part to have no force or effect unless given by you no later than four years after a "change in control"), then this Agreement will expire four years from receipt of the notice. In any event, this Agreement will terminate at your normal retirement date. For purposes of this Section 1 and for determining the term of this Agreement throughout this document, your normal retirement date shall be the first day of the month following the month in which you attain age 65.
2.    Change in Control. For the purposes of invoking your benefits under this Agreement, a "change in control" shall mean the occurrence of any one of the following actions or events:
(a)    The acquisition by any person, or more than one person acting as a group, of stock of ATSG or the Subsidiary by whom you are employed and for whom you are performing services at the time of the change in control (the "Relevant Subsidiary") that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of ATSG or the Relevant Subsidiary, as applicable;
(b)    The acquisition by any person, or more than one person acting as a group, within any 12-month period, of stock of ATSG or the Relevant Subsidiary possessing thirty percent (30%) or more of the total voting power of the stock of ATSG or the Relevant Subsidiary, as applicable;
(c)    A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(d)    The acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from ATSG or the Relevant Subsidiary that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of ATSG or the Relevant Subsidiary, as applicable, immediately prior to such acquisition or acquisitions.
The definition of "change in control" contained herein shall be interpreted in a manner that is consistent with the definition of "change in control event" under Section 409A of the Code and the regulations promulgated thereunder.
3.    Death, Retirement, Disability and Voluntary without Good Reason. In the event of your termination of employment due to your death, normal retirement, disability or voluntary termination without good reason during the term hereof and following a "change in control," ATSG, or if you are not employed by ATSG, the Subsidiary by whom you are

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employed and for whom you are performing services at the time of the change in control (collectively, the "Employer") shall pay you, within ten (10) working days after such termination of employment, your then current full base salary plus vacation and any other compensation actually accrued through the date of termination, and the Employer shall have no further obligation to you except that you or your estate will be entitled to receive those applicable benefits under any plans, programs and policies in which you were participating prior to your termination of employment. For purposes of this Agreement, normal retirement and disability are defined as follows:
(a)    Normal Retirement: For all purposes of this Agreement except determining its term, termination by the Employer or you of your employment based on normal retirement shall mean termination at age 65 or such earlier or later age set in accordance with the retirement policy then generally in effect with regard to the Employer's salaried employees which is not discriminatory as to you. Normal retirement shall also include retirement in accordance with any early or deferred retirement age or date established with your consent.
(b)    Disability: Disability as grounds for termination shall mean physical or mental illness resulting in your absence from your duties with the Employer on a full time basis for 365 consecutive days following the exhaustion of all current and accrued sick leave and vacation (as provided by Employer policy to all salaried employees on a nondiscriminatory basis). If within thirty (30) days after written notice of proposed termination for disability is given by the Employer, you have not returned to the full time performance of your duties, the Employer may terminate your employment by giving written notice of termination for "disability."
4.    Other Terminations Following a Change in Control.
(a)    If a "change in control" occurs and you are subsequently terminated by the Employer during the term of this Agreement (except for death, normal retirement, disability or for cause as hereinafter defined) or if you terminate your employment for good reason, as hereinafter defined, you will be entitled to receive the benefits set forth in Section 7 hereof.
(b)    In addition, and notwithstanding any other provision of this Agreement to the contrary, the benefits set forth in Section 7 shall be payable to you if a "change in control" occurs and you were terminated without cause by the Employer prior to the date on which a change in control occurs, and it is reasonably demonstrated by you that such termination of employment (i) was at the request of a third party who was taking steps reasonably calculated to effect the change in control or (ii) otherwise arose in connection with, or in anticipation of, the change in control. Notwithstanding the foregoing, no benefits under Section 4 or 7 are payable if termination is due to death, normal retirement, disability or for cause, as hereinafter defined, or if you voluntarily terminate.
5.    Cause. After a "change in control," the Employer may terminate your employment for "cause" without liability under the benefit provisions hereof only upon:

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(a)    The willful and continued failure by you to substantially perform your duties with the Employer (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Employer which specifically identifies the manner in which the Employer believes that you have not substantially performed your duties, or
(b)    The willful engaging by you in gross misconduct demonstrably injurious to the Employer.
For the purpose of this Section 5, no act, or failure to act, on your part shall be considered "willful" if done, or omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interests of the Employer. You shall not be deemed to have been terminated for cause unless and until you receive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Employer's Board of Directors at a meeting of such Board of Directors (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before such Board of Directors), finding that in the good faith opinion of such Board of Directors you were guilty of conduct set forth in clauses (a) or (b) of the first sentence of this Section 5 and specifying the particulars thereof.
If your employment is terminated for cause, the Employer shall pay you, within ten (10) working days after such termination of employment, your then current full base salary plus vacation and any other compensation actually accrued through the date of termination, and the Employer shall not have any further obligation to you except that you or your estate will be entitled to receive applicable benefits under any plans, programs or policies in which you were participating prior to your termination of employment.
6.    Good Reason. You may regard your employment as constructively terminated by the Employer, and terminate your employment for "good reason" following a "change in control" and during the term hereof, receiving the benefits set forth in Section 7. For purposes of this Agreement, "good reason" shall mean the happening of one or more of the following events without your express written consent:
(a)    A material diminution in your base salary;
(b)    A material diminution in your authority, duties or responsibilities;
(c)    A material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report;
(d)    A material diminution in the budget over which you retain authority;
(e)    A material change in the geographic location at which you must perform your services for the Employer; or
(f)    Any other action or inaction that constitutes a material breach of the terms of this Agreement.

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Notwithstanding the foregoing, the events described above shall constitute "good reason" only if (i) you deliver written notice to the Employer of the event which constitutes good reason, within ninety (90) days of the occurrence of such event, and (ii) the Employer does not remedy the "good reason" condition within thirty (30) days after receipt of such written notice.
7.    Compensation Upon Termination Without Cause or Termination for Good Reason. If (1) after a "change in control" and during the term hereof or prior to a "change in control" if the conditions set forth in Section 4(b) are met, you are terminated by the Employer other than by reason of death, normal retirement, disability or for cause under the definitions and procedures as set forth herein, or (2) after a "change in control" and during the term hereof, you choose to terminate your employment for "good reason" as set forth herein, then the Employer shall provide you with the following payments and benefits:
(a)     Your full base salary through the date of termination plus payment for all accrued vacation within ten (10) working days following the date of termination, and any incentive compensation to which you are entitled for the year most recently ended, to the extent not already paid, in accordance with the applicable incentive compensation arrangement.
(b)    Within ten (10) working days following the date of termination (or, the date of the change in control, if you are terminated as described in Section 4(b)), an amount equal to:
(i)     The sum of A and B, multiplied by the number set forth in paragraph (b)(ii) below, where
A is the highest of the following: (1) your annual base salary at the rate in effect as of your termination, and (2) your annual base salary at the highest rate in effect during the two-year period prior to the date of termination, and
B is the amount of any additional compensation, including any sums awarded under any incentive compensation plan or plans, awarded you for the year most recently ended, whether or not fully paid.
(ii)    The number [______]. If your normal retirement date is less than three (3) years from your termination date, then the multiplier shall be that fraction remaining until your normal retirement date rounded to the nearest tenth (i.e., 18 months equals 1.5, 8 months equals .7).
(c)    With regard to each of the qualified retirement plans in which you participated prior to your termination, the Employer shall pay a lump sum equal to the amount forfeited by you, if any, under such plan which would have vested if your employment had continued for the remaining term of this Agreement. Such payment shall be made within sixty (60) days following the date of termination (or, the date of the change in control, if you are terminated as described in Section 4(b)).
(d)    For the duration of the applicable COBRA continuation coverage

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period, the Employer shall pay your health insurance premiums (necessary to cover both you and your dependants), and at the end of such COBRA continuation coverage period, the Employer shall arrange for you to receive health benefits substantially similar to those which you were receiving immediately prior to termination of such COBRA continuation coverage period for the Continuation Period described in Section 7(e). If your termination occurred prior to the change in control as described in Section 4(b), the Employer shall, within sixty (60) days following the date of the change in control: (i) reimburse you any health insurance premiums paid for continuing health coverage during the COBRA continuation coverage period; and (ii) arrange for you to receive health benefits substantially similar to those which you were receiving immediately prior to your termination for the Continuation Period described in Section 7(e). Any benefits or payments provided under this Section 7(d) after completion of the COBRA continuation coverage period shall be subject to the following limitations: (A) the amount of expenses eligible for reimbursement or the benefits or payments provided during any taxable year may not affect the expenses eligible for reimbursement or the benefits or payments to be provided to you in any other taxable year; (B) reimbursement of any eligible expense must be made on or before the last day of the taxable year following the taxable year in which the expense was incurred; and (C) the right to reimbursement or to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.
(e)    For the period beginning upon your termination of employment and ending upon the last day of the term of this Agreement (or, in the event of your termination prior to a change in control as described in Section 4(b), upon the change in control and ending upon the last day of this Agreement) (the "Continuation Period"), the Employer will provide you with the following benefits (at substantially the level in effect for each benefit upon either your termination of employment or upon the change in control, whichever provides a higher level): life insurance, accidental death and dismemberment, short-term disability and long-term disability. Any benefits or payments provided pursuant to this Section 7(e) shall be subject to the following limitations: (i) the amount of expenses eligible for reimbursement or the benefits or payments provided during any taxable year may not affect the expenses eligible for reimbursement or the benefits or payments to be provided to you in any other taxable year; (ii) reimbursement of any eligible expense must be made on or before the last day of the taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.
(f)    Reimbursement of the reasonable cost of outplacement services for you, to be provided in your discretion by Right Management Consultants or a firm of your choosing, up to a maximum of $10,000. Any such reimbursement shall be paid to you in a single lump sum payment no later than the last day of the calendar year following the calendar year in which your employment is terminated (or, the year in which the change in control occurs, if you are terminated as described in Section 4(b)).
(g)    In addition to the payment of any benefits to which you are entitled under the qualified retirement plans maintained by the Employer in which you are a participant on the date of your termination, within 60 days following the date of termination (or, the date of the change in control, if you are terminated as described in Section 4(b)), the Employer shall pay to you an amount equal to the difference between the actuarial equivalent of the amount which you

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are entitled to receive, if any, under the Retirement Income Plan or Capital Accumulation Plan (excluding voluntary deferrals and related matching amounts), as applicable, and the amount which you would have received from such plan if you had continued in the employ of the Employer for an additional three years (each amount to be determined as if paid at the end of such three year period). If your normal retirement date would occur during that three-year period, then the amount of such additional compensation shall be calculated on the basis that your employment continued to that date. For the purposes of the calculation of benefits under the Retirement Income Plan, the "actuarial equivalent" shall be determined by using the interest rate specified in such plan for lump sum calculations and assuming your survival to age 80.
For purposes of this Section 7(g), the benefit you would have received from the Retirement Income Plan or Capital Accumulation Plan (excluding amounts associated with voluntary deferrals), as applicable, if you continued to be employed for three years shall be calculated based on the terms of such plan at the time of the change in control, unless the plan has been amended to provide (or replaced with a new plan that provides) a larger benefit, in which case the new terms shall apply.
(h)    In addition to the foregoing:
(i)    On the date on which you become entitled to benefits pursuant to this Section 7, you shall be come fully vested in the benefit to which you would be entitled the Supplemental Executive Retirement Plan (the “SERP”), calculated under the terms and conditions of the SERP as in effect on April 14, 2009 (the “SERP Freeze Date”) or on the date of your termination, whichever provides a greater benefit, which shall be payable at the time(s) and in the form(s) described in the SERP. The benefit described in this Section 7(h)(i) shall be separate from and in lieu of any benefit to which you are entitled to receive under the SERP and, to the extent that you have commenced receiving a benefit from the SERP, the benefit payable to you pursuant to this Section 7(h)(i) shall be adjusted appropriately to reflect these payments using the same actuarial assumptions in the SERP.
(ii)    Within 60 days following the date of termination (or, the date of the change in control, if you are terminated as described in Section 4(b)), the Employer shall pay to you an amount equal to the difference between the actuarial equivalent of the amount which you are entitled to receive under the SERP and the amount which you would have received from the SERP if you had continued in the employ of the Employer for an additional three years. If your normal retirement date would occur during that three-year period, then the amount of such additional compensation shall be calculated on the basis that your employment continued to that date. For purposes of calculating the amount to which you are entitled under the SERP pursuant to this Section 7(h)(ii): (A) this amount shall be determined under the terms and conditions of, and based on the benefit accrued under, the SERP through the SERP Freeze Date; (B) the "actuarial equivalent" shall be determined using the annual interest rate that produces the greater benefits: (I) eight percent, or (II) the "applicable interest rate" for Retirement Income Plan or the Capital Accumulation Plan, as applicable, determined under Section 417(e) of the Code for the year in which payment is made and assuming your survival to age 80; and (C) if you are not entitled to a benefit under the SERP because you fail to satisfy the minimum age required in order to receive a SERP benefit, even after

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you are treated as continuing to be employed for the three additional years after the change in control, you shall be credited with additional years of service to, and be treated as have attained, age 55.
(i)    Notwithstanding any other provisions of this Agreement, if any severance benefits under Section 7 of this Agreement, together with any other Parachute Payments (as defined under Section 280(G)(b)(2) of the Code) made by the Company to you, if any, are characterized as Excess Parachute Payments (as defined in Section 280(G)(b)(1) of the Code), then the Employer shall pay to you, in addition to the payments to be received under this Agreement, an amount such that, after payment by you of all taxes, including federal and state income taxes and additional excise taxes imposed by Section 4999 of the Code on this additional payment, you retain an amount equal to the excise taxes imposed by Section 4999 of the Code on your Excess Parachute Payments. The payment required under this Section 7(h) shall be made to you in a single lump sum payment by the end of your taxable year next following the taxable year in which you remit the related taxes.
8.    Payments and Disputes. For purposes of this Agreement, your date of termination will be the date you incur a "separation from service," within the meaning of Section 409A of the Code and the regulations promulgated thereunder.
The Employer will pay all fees and expenses, including full attorneys' fees, incurred by you in good faith in contesting or disputing any termination after a "change in control" or in seeking to obtain or enforce any right or benefit provided by this Agreement. All amounts required to be paid under the preceding sentence shall be paid (a) with respect to fees and expenses incurred by you during the pendency of the dispute; and (b) to you on or before the last day of the taxable year following the taxable year in which you incurred the fees or expenses. In addition, the amount of fees and expenses eligible for reimbursement under this paragraph during any one of your taxable years may not affect the fees and expenses eligible for reimbursement in any other taxable year and the right to reimbursement is not subject to liquidation or exchange for another benefit or payment.
In the event that any payments due hereunder shall be delayed for any reason beyond the applicable date set forth in this Section 8, the amounts due shall bear simple interest at the rate of eighteen percent (18%) per annum until paid.
9.    Mitigation. You shall not be required to mitigate the amount of any payment due under Section 7 by seeking other employment. If you should accept a position with another employer after your date of termination (or after the change in control, if your termination is described in Section 4(b)) and during the period of provision of benefits under Section 7, then the Employer shall have no further liability for the provision of benefits or further payments under Sections 7(d), (e) and (f).
10.    Covenant for Confidentiality and Not to Compete. You agree that as an executive of the Employer, with important responsibilities for and knowledge of its operations, your services are a valuable asset to ATSG and each entity which is under common control with ATSG, within the meaning of Section 414 of the Code (the "Control Group"), and that you have access to business information of material importance to the Control Group. Therefore, to protect the Control Group's interest in you and in the integrity and success of its operations, you agree that during the

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term of this Agreement while employed by the Employer you will keep all Control Group information (excluding publicly available information) confidential and will not enter into the employment of, or invest in or contribute to, participate in the activities of, or act as consultant to or advise any enterprise in whatever form organized and carried on which is directly competitive with any business activity then conducted or planned by the Control Group, provided, however, that you may make investments in publicly traded securities of any issuer if the securities owned represent less than 1% of the class of such securities of such issuer then issued and outstanding. You further agree that for a period of one year following the termination of your employment with the Employer you will continue to keep all Control Group information (excluding publicly available information) confidential and that, unless you are entitled to, or received, the benefits set forth in Section 7, you will not enter into the employment in an executive or consultant capacity or serve on the board of directors of any enterprise in whatever form organized and carried on which is directly competitive with any business activity then conducted by the Control Group within the continental United States.
11.    Successors; Binding Agreement.
(a)    This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer. As used herein, "Employer" shall mean the Employer as hereinbefore defined and any successor to its business or assets as aforesaid.
(b)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be not such designee, to your estate.
12.    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Employer shall be directed to the attention of the Chief Executive Officer of ATSG or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Chief Executive Officer of ATSG or such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach of, or lack of compliance with, any conditions or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

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This Agreement supersedes any prior agreement between ATSG or any member of the Control Group and you with respect to the matters set forth herein. The preceding sentence shall specifically apply to, but not be limited to, any prior agreement between you and ATSG Air, Inc. regarding the effect of a change in control.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.
14.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.    Counterparts. This Agreement is to be executed in counterparts, each of which shall be deemed to be an original.

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If this letter correctly sets forth our agreements, sign and return to the Company the enclosed copy of this letter, retaining your copy for your files.
AIR TRANSPORT SERVICES GROUP, INC.

By

Its

[____________________]

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